Exhibit 99.1
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
QUATTRO HOSTING LLC
WITH AND INTO
SHARPSPRING, INC.

Pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), SharpSpring, Inc., a Delaware corporation (the “Corporation”), does hereby certify to the following information relating to the merger (the “Merger”) of Quattro Hosting LLC, a Delaware limited liability company (the “Subsidiary”), with and into the Corporation, with the Corporation remaining as the surviving corporation:

1. The Corporation owns all of the outstanding equity interests of the Subsidiary.

2. The Board of Directors of the Corporation, by resolutions duly adopted by unanimous written consent on September 28, 2018 and attached hereto as Exhibit A, determined to merge the Subsidiary with and into the Corporation pursuant to Section 253 of the DGCL.

3. The Corporation shall be the surviving corporation of the Merger.

4. The Certificate of Incorporation of the Corporation, as in effect immediately prior to the Merger, shall be the Certificate of Incorporation of the surviving corporation.

5. The Certificate of Ownership and Merger and the Merger shall become effective upon the filing of such Certificate of Ownership and Merger with the Delaware Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by an authorized officer, the 28th day of September 2018.

SHARPSPRING, INC.
By: /s/ Edward Lawton Name: Edward Lawton Title: CFO